Exhibit 99.1

Equinix Reports Second Quarter 2009 Results

  Increased quarterly revenues to $213.2 million, a 7% increase over the previous quarter and a 24% increase over the same quarter last year
  Increased quarterly adjusted EBITDA to $99.5 million, a 9% increase over the previous quarter and a 44% increase over the same quarter last year
  Announces 2009 annual revenue guidance of $860.0 million to $875.0 million and raises adjusted EBITDA guidance to $380.0 million to $390.0 million

FOSTER CITY, Calif.--(BUSINESS WIRE)--July 22, 2009--Equinix, Inc. (Nasdaq:EQIX), a provider of global data center services, today reported results for the quarter ended June 30, 2009.

Revenues were $213.2 million for the quarter, a 7% increase over the previous quarter, and a 24% increase over the same quarter last year. Recurring revenues, consisting primarily of colocation, interconnection and managed services, were $205.3 million for the second quarter, a 7% increase over the previous quarter, and a 26% increase over the same quarter last year. Non-recurring revenues were $7.9 million in the quarter, consisting primarily of professional services and installation fees.

Cost of revenues was $118.5 million for the quarter, a 6% increase over the previous quarter and a 16% increase over the same quarter last year. Excluding depreciation, amortization, accretion and stock-based compensation expense of $43.3 million for the quarter, cost of revenues was $75.2 million for the quarter, which the Company refers to as cash cost of revenues, a 5% increase over the previous quarter, and a 14% increase over the same quarter last year. Cash gross margins, defined as gross profit less depreciation, amortization, accretion and stock-based compensation expense, divided by revenues, for the quarter were 65%, up from 64% the previous quarter and up from 62% the same quarter last year.

Selling, general and administrative expenses were $53.8 million for the quarter, a 9% increase from the previous quarter and a 5% decrease over the same quarter last year. Excluding depreciation, amortization and stock-based compensation expense of $15.3 million for the quarter, selling, general and administrative expenses were $38.5 million for the quarter, which the Company refers to as cash selling, general and administrative expenses, a 7% increase over the previous quarter, and a 4% increase over the same quarter last year. Interest and other expenses, net, was $12.6 million for the quarter, a 24% decrease over the previous quarter, and a 2% decrease over the same quarter last year.

Net income for the second quarter was $17.4 million as compared to net income of $15.5 million in the previous quarter and net income of $0.7 million in the same quarter last year. This represents a basic net income per share of $0.46 and diluted net income per share of $0.44 based on a weighted average share count of 38.2 million and 39.3 million, respectively, for the second quarter of 2009.

Adjusted EBITDA, defined as income or loss from operations plus depreciation, amortization, accretion, stock-based compensation expense and restructuring charges, for the quarter was $99.5 million, an increase of 9% from the previous quarter, and up 44% from the same quarter last year.

“Equinix delivered another solid quarter and is on the way to another year of significant growth in a difficult environment,” said Steve Smith, president and CEO of Equinix. “While we continue to monitor our leading indicators, given the strong first half performance, and the targeted expansions in key markets, we are well-positioned to deliver strong returns from our expansion decisions.”

As of June 30, 2009, the Company’s cash, cash equivalents and investments were $603.4 million, as compared to $307.9 million as of December 31, 2008.

Capital expenditures in the second quarter were $76.8 million, of which $13.4 million was attributed to ongoing capital expenditures and $63.4 million was attributed to expansion capital expenditures.

Company Metrics

  To view Equinix's Non-Financial Metrics, please visit the Investors section of Equinix's web site at www.equinix.com/investors and click on View Equinix’s Non-Financial Metrics

Adoption of Recent Accounting Pronouncements

As a result of the Company’s adoption of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion” and FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” effective January 1, 2009, the Company adjusted its comparative condensed consolidated financial statements previously issued to reflect such changes in accounting principle.

Business Outlook

For the third quarter of 2009, the Company expects revenues to be in the range of $221.0 to $225.0 million. Cash gross margins are expected to range between 63% and 64% and include incremental costs from expansion IBX centers opening in the quarter. Cash selling, general and administrative expenses are expected to be approximately $43.0 million. Adjusted EBITDA for the quarter is expected to be between $96.0 and $100.0 million, and excludes any costs associated with the Company’s recently announced Chicago 4 (CH4) IBX Shared Suite, which the Company is currently reviewing for lease accounting treatment. Capital expenditures for the third quarter of 2009 are expected to be $140.0 to $150.0 million, comprised of approximately $15.0 million of ongoing capital expenditures and $125.0 to $135.0 million of expansion capital expenditures.

For the full year of 2009, total revenues are expected to be in the range of $860.0 to $875.0 million. Total year cash gross margins are expected to range between 63% and 64% and include incremental costs from our expansion IBX centers opening throughout the remainder of the year. Cash selling, general and administrative expenses are expected to range between $160.0 million and $170.0 million. Adjusted EBITDA for the year is expected to be between $380.0 and $390.0 million, and excludes any costs associated with the Company’s recently announced Chicago 4 (CH4) IBX Shared Suite, which the Company is currently reviewing for lease accounting treatment. Capital expenditures for 2009 are expected to be approximately $375.0 million, comprised of approximately $60.0 million of ongoing capital expenditures and $315.0 million of expansion capital expenditures. Expansion capital expenditures are for the announced expansions in the Amsterdam, Chicago, Frankfurt, Hong Kong, London, Los Angeles, New York, Paris, Singapore, Sydney and Zurich markets.

The Company will discuss its results and guidance on its quarterly conference call on Wednesday, July 22, 2009, at 5:30 p.m. ET (2:30 p.m. PT). To hear the conference call live, please dial 1-773-756-4788 (domestic and international) and reference the passcode (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com/investors.

A replay of the call will be available beginning on Wednesday, July 22, 2009, at 7:30 p.m. (ET) through August 22, 2009 by dialing 1-203-369-1278 and referencing the passcode (3749). In addition, the Webcast will be available on the company's Web site at www.equinix.com/investors.

About Equinix

Equinix, Inc. (Nasdaq: EQIX) provides global data center services that ensure the vitality of the information-driven world. Global enterprises, content and financial companies, and network service providers rely upon Equinix’s insight and expertise to protect and connect their most valued information assets. Equinix operates 43 International Business Exchange™ (IBX®) data centers across 18 markets in North America, Europe and Asia-Pacific.

Important information about Equinix is routinely posted on the investor relations page of its website located at www.equinix.com/investors. We encourage you to check Equinix’s website regularly for the most up-to-date information.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non- GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow to evaluate its operations. In presenting these non-GAAP financial measures, Equinix excludes certain non-cash or non-recurring items that it believes are not good indicators of the Company's current or future operating performance. These non-cash or non-recurring items are depreciation, amortization, accretion, stock-based compensation and restructuring charges. Legislative and regulatory requirements encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. Equinix excludes these non-cash or non-recurring items in order for Equinix's lenders, investors, and industry analysts who review and report on the Company, to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitor base.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of our IBX centers and do not reflect our current or future cash spending levels to support our business. Our IBX centers are long-lived assets, and have an economic life greater than ten years. The construction costs of our IBX centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix excludes amortization expense related to certain intangible assets, as it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charge liabilities, as these expenses represent costs, which Equinix believes are not meaningful in evaluating the Company's current operations. Equinix excludes non-cash stock-based compensation expense as it represents expense attributed to stock awards that have no current or future cash obligations. As such, we, and many investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of our IBX centers, which we did not intend to build out, or our decision to reverse such restructuring charges. Management believes such items as restructuring charges are unique transactions that are not expected to recur, and consequently, does not consider these items as a normal component of expenses or income related to current and ongoing operations.

Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how it was calculated for the three and six months ended June 30, 2009 and 2008, presented within this press release.

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP PRESENTATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
			As Adjusted		As Adjusted
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008

Recurring revenues	$205,313	$191,287	$163,395	$396,600	$313,754
Non-recurring revenues	7,855	7,944	8,649	15,799	16,508
Revenues	213,168	199,231	172,044	412,399	330,262

Cost of revenues	118,534	111,805	102,039	230,339	196,548
Gross profit	94,634	87,426	70,005	182,060	133,714

Operating expenses:
Sales and marketing	16,369	14,403	15,290	30,772	30,641
General and administrative	37,456	35,150	41,445	72,606	75,821
Restructuring charges	(220)	(5,833)	-	(6,053)	-
Total operating expenses	53,605	43,720	56,735	97,325	106,462

Income from operations	41,029	43,706	13,270	84,735	27,252

Interest and other income (expense):
Interest income	680	916	2,411	1,596	5,852
Interest expense	(15,912)	(13,451)	(14,313)	(29,363)	(29,508)
Net impairment loss	-	(2,687)	-	(2,687)	-
Other income (expense)	2,610	(1,419)	(918)	1,191	1,122
Total interest and other, net	(12,622)	(16,641)	(12,820)	(29,263)	(22,534)

Net income before income taxes	28,407	27,065	450	55,472	4,718

Income tax benefit (expense)	(10,967)	(11,608)	258	(22,575)	(213)

Net income	$17,440	$15,457	$708	$32,897	$4,505

Net income per share:

Basic net income per share	$0.46	$0.41	$0.02	$0.87	$0.12

Diluted net income per share	$0.44	$0.40	$0.02	$0.84	$0.12

Shares used in computing basic net income per share	38,152	37,861	36,964	38,007	36,827

Shares used in computing diluted net income per share	39,318	38,739	37,968	39,008	37,718

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP PRESENTATION
(in thousands)
(unaudited)

		Three Months Ended			Six Months Ended
				As Adjusted		As Adjusted
		June 30,	March 31,	June 30,	June 30,	June 30,
		2009	2009	2008	2009	2008

Recurring revenues		$205,313	$191,287	$163,395	$396,600	$313,754
Non-recurring revenues		7,855	7,944	8,649	15,799	16,508
	Revenues (1)	213,168	199,231	172,044	412,399	330,262

Cash cost of revenues (2)		75,177	71,939	66,088	147,116	127,849
	Cash gross profit (3)	137,991	127,292	105,956	265,283	202,413

Cash operating expenses (4):
	Cash sales and marketing expenses (5)	12,204	10,980	10,911	23,184	22,388
	Cash general and administrative expenses (6)	26,253	24,934	25,911	51,187	48,622
	Total cash operating expenses (7)	38,457	35,914	36,822	74,371	71,010

Adjusted EBITDA (8)		$99,534	$91,378	$69,134	$190,912	$131,403

Cash gross margins (9)		65%	64%	62%	64%	61%

Adjusted EBITDA margins (10)		47%	46%	40%	46%	40%

Adjusted EBITDA flow-through rate (11)		59%	85%	50%	79%	50%

(1)	The geographic split of our revenues on a services basis is presented below:

	United States Revenues:

	Colocation	$104,337	$99,004	$83,053	$203,341	$158,350
	Interconnection	21,956	21,516	20,106	43,472	39,125
	Managed infrastructure	522	569	503	1,091	1,057
	Rental	118	161	117	279	365
	Recurring revenues	126,933	121,250	103,779	248,183	198,897
	Non-recurring revenues	2,813	3,644	3,468	6,457	7,546
	Revenues	129,746	124,894	107,247	254,640	206,443

	Asia-Pacific Revenues:

	Colocation	20,847	19,218	13,485	40,065	25,296
	Interconnection	2,516	2,296	1,648	4,812	3,183
	Managed infrastructure	3,590	3,535	3,525	7,125	7,187
	Rental	-	-	-	-	-
	Recurring revenues	26,953	25,049	18,658	52,002	35,666
	Non-recurring revenues	1,413	1,488	1,946	2,901	3,111
	Revenues	28,366	26,537	20,604	54,903	38,777

	Europe Revenues:

	Colocation	46,625	40,227	36,436	86,852	70,677
	Interconnection	1,425	1,385	1,062	2,810	2,055
	Managed infrastructure	3,256	3,273	3,381	6,529	6,266
	Rental	121	103	79	224	193
	Recurring revenues	51,427	44,988	40,958	96,415	79,191
	Non-recurring revenues	3,629	2,812	3,235	6,441	5,851
	Revenues	55,056	47,800	44,193	102,856	85,042

	Worldwide Revenues:

	Colocation	171,809	158,449	132,974	330,258	254,323
	Interconnection	25,897	25,197	22,816	51,094	44,363
	Managed infrastructure	7,368	7,377	7,409	14,745	14,510
	Rental	239	264	196	503	558
	Recurring revenues	205,313	191,287	163,395	396,600	313,754
	Non-recurring revenues	7,855	7,944	8,649	15,799	16,508
	Revenues	$213,168	$199,231	$172,044	$412,399	$330,262

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$118,534	$111,805	$102,039	$230,339	$196,548
	Depreciation, amortization and accretion expense	(41,899)	(38,772)	(34,743)	(80,671)	(66,521)
	Stock-based compensation expense	(1,458)	(1,094)	(1,208)	(2,552)	(2,178)
	Cash cost of revenues	$75,177	$71,939	$66,088	$147,116	$127,849

	The geographic split of our cash cost of revenues is presented below:

	U.S. cash cost of revenues	$40,054	$38,601	$33,587	$78,655	$66,593
	Asia-Pacific cash cost of revenues	10,451	9,811	8,872	20,262	16,641
	Europe cash cost of revenues	24,672	23,527	23,629	48,199	44,615
	Cash cost of revenues	$75,177	$71,939	$66,088	$147,116	$127,849

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expenses as operating expenses less depreciation, amortization, stock-based compensation, restructuring charges and gains on asset sales. We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5)	We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expenses	$16,369	$14,403	$15,290	$30,772	$30,641
	Depreciation and amortization expense	(1,327)	(1,243)	(1,626)	(2,570)	(3,199)
	Stock-based compensation expense	(2,838)	(2,180)	(2,753)	(5,018)	(5,054)
	Cash sales and marketing expenses	$12,204	$10,980	$10,911	$23,184	$22,388

(6)	We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expenses	$37,456	$35,150	$41,445	$72,606	$75,821
	Depreciation and amortization expense	(2,040)	(1,952)	(2,447)	(3,992)	(5,042)
	Stock-based compensation expense	(9,163)	(8,264)	(13,087)	(17,427)	(22,157)
	Cash general and administrative expenses	$26,253	$24,934	$25,911	$51,187	$48,622

(7)	Our cash operating expenses, or cash SG&A, as defined above, is presented below:

	Cash sales and marketing expenses	$12,204	$10,980	$10,911	$23,184	$22,388
	Cash general and administrative expenses	26,253	24,934	25,911	51,187	48,622
	Cash SG&A	$38,457	$35,914	$36,822	$74,371	$71,010

	The geographic split of our cash operating expenses, or cash SG&A, is presented below:

	U.S. cash SG&A	$23,678	$23,330	$22,846	$47,008	$42,900
	Asia-Pacific cash SG&A	4,996	4,690	4,686	9,686	9,720
	Europe cash SG&A	9,783	7,894	9,290	17,677	18,390
	Cash SG&A	$38,457	$35,914	$36,822	$74,371	$71,010

(8)	We define adjusted EBITDA as income from operations plus depreciation, amortization, accretion, stock-based compensation expense and restructuring charges as presented below:

	Income from operations	$41,029	$43,706	$13,270	$84,735	$27,252
	Depreciation, amortization and accretion expense	45,266	41,967	38,816	87,233	74,762
	Stock-based compensation expense	13,459	11,538	17,048	24,997	29,389
	Restructuring charges	(220)	(5,833)	-	(6,053)	-
	Adjusted EBITDA	$99,534	$91,378	$69,134	$190,912	$131,403

	The geographic split of our adjusted EBITDA is presented below:

	U.S. income from operations	$28,748	$33,941	$15,279	$62,689	$28,534
	U.S. depreciation, amortization and accretion expense	27,274	26,039	24,646	53,313	47,889
	U.S. stock-based compensation expense	10,212	8,816	10,889	19,028	20,527
	U.S. restructuring charges	(220)	(5,833)	-	(6,053)	-
	U.S. adjusted EBITDA	66,014	62,963	50,814	128,977	96,950

	Asia-Pacific income from operations	4,394	4,339	1,138	8,733	1,813
	Asia-Pacific depreciation, amortization and accretion expense	6,758	6,327	4,449	13,085	8,073
	Asia-Pacific stock-based compensation expense	1,767	1,370	1,459	3,137	2,530
	Asia-Pacific adjusted EBITDA	12,919	12,036	7,046	24,955	12,416

	Europe income (loss) from operations	7,887	5,426	(3,147)	13,313	(3,095)
	Europe depreciation, amortization and accretion expense	11,234	9,601	9,721	20,835	18,800
	Europe stock-based compensation expense	1,480	1,352	4,700	2,832	6,332
	Europe adjusted EBITDA	20,601	16,379	11,274	36,980	22,037

	Adjusted EBITDA	$99,534	$91,378	$69,134	$190,912	$131,403

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	U.S. cash gross margins	69%	69%	69%	69%	68%

	Asia-Pacific cash gross margins	63%	63%	57%	63%	57%

	Europe cash gross margins	55%	51%	47%	53%	48%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	U.S. adjusted EBITDA margins	51%	50%	47%	51%	47%

	Asia-Pacific adjusted EBITDA margins	46%	45%	34%	45%	32%

	Europe adjusted EBITDA margins	37%	34%	26%	36%	26%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$99,534	$91,378	$69,134	$190,912	$131,403
	Less adjusted EBITDA - prior period	(91,378)	(84,100)	(62,269)	(161,073)	(87,701)
	Adjusted EBITDA growth	$8,156	$7,278	$6,865	$29,839	$43,702

	Revenues - current period	$213,168	$199,231	$172,044	$412,399	$330,262
	Less revenues - prior period	(199,231)	(190,683)	(158,218)	(374,418)	(242,496)
	Revenue growth	$13,937	$8,548	$13,826	$37,981	$87,766

	Adjusted EBITDA flow-through rate	59%	85%	50%	79%	50%

EQUINIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

		As Adjusted
Assets	June 30,	December 31,
	2009	2008

Cash and cash equivalents	$405,217	$220,207
Short-term investments	175,854	42,112
Accounts receivable, net	67,312	66,029
Deferred tax assets	18,996	35,936
Other current assets	22,081	15,227
Total current assets	689,460	379,511
Long-term investments	22,299	45,626
Property, plant and equipment, net	1,590,756	1,492,830
Goodwill	382,112	342,829
Intangible assets, net	54,619	50,918
Deferred tax assets	43,332	65,228
Other assets	60,787	57,794
Total assets	$2,843,365	$2,434,736

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$88,454	$74,317
Accrued property and equipment	59,773	89,518
Current portion of capital lease and other financing obligations	6,036	4,499
Current portion of mortgage and loans payable	52,113	52,054
Current portion of convertible debt	-	19,150
Other current liabilities	46,259	50,455
Total current liabilities	252,635	289,993
Capital lease and other financing obligations, less current portion	138,532	133,031
Mortgage and loans payable, less current portion	372,491	386,446
Convertible debt, less current portion	883,131	608,510
Other liabilities	103,954	100,095
Total liabilities	1,750,743	1,518,075

Common stock	39	38
Additional paid-in capital	1,608,618	1,524,834
Accumulated other comprehensive income (loss)	(93,521)	(152,800)
Accumulated deficit	(422,514)	(455,411)
Total stockholders' equity	1,092,622	916,661

Total liabilities and stockholders' equity	$2,843,365	$2,434,736

Ending headcount by geographic region is as follows:

U.S. headcount	680	646
Asia-pacific headcount	210	190
Europe headcount	314	279
Total headcount	1,204	1,115

EQUINIX, INC.
SUMMARY OF DEBT OUTSTANDING
(in thousands)
(unaudited)

		As Adjusted
	June 30,	December 31,
	2009	2008

Capital lease and other financing obligations	$144,568	$137,530

European financing	133,986	130,981
Chicago IBX financing	109,991	109,991
Mortgage payable	93,075	94,362
Asia-Pacific financing	76,848	87,009
Netherlands financing	5,779	6,485
Other note payable	4,925	9,672
Total mortgage and loans payable	424,604	438,500

Convertible debt, net of debt discount	883,131	627,660
Plus debt discount	136,605	37,476
Total convertible debt principal	1,019,736	665,136

Total debt outstanding	$1,588,908	$1,241,166

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
			As Adjusted		As Adjusted
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008

Cash flows from operating activities:
Net income	$17,440	$15,457	$708	$32,897	$4,505
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	45,266	41,967	38,816	87,233	74,762
Stock-based compensation	13,459	11,538	17,048	24,997	29,389
Debt issuance costs and debt discount	3,277	2,437	2,668	5,714	5,672
Restructuring charges	(220)	(5,833)	-	(6,053)	-
Other reconciling items	921	2,774	(1,255)	3,695	(870)
Changes in operating assets and liabilities:
Accounts receivable	(5,838)	4,812	(4,037)	(1,026)	(1,531)
Deferred tax assets, net	8,068	8,871	-	16,939	-
Accounts payable and accrued expenses	6,683	6,282	4,430	12,965	5,537
Other assets and liabilities	(10,317)	(1,601)	6,580	(11,918)	10,478
Net cash provided by operating activities	78,739	86,704	64,958	165,443	127,942
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(136,157)	23,620	(107,849)	(112,537)	(78,931)
Purchase of Virtu, less cash acquired	-	-	-	-	(23,241)
Purchases of other property and equipment	(76,816)	(74,969)	(84,458)	(151,785)	(210,101)
Accrued property and equipment	6,050	(33,872)	(23,176)	(27,822)	(26,241)
Other investing activities	2,863	7,336	(732)	10,199	(13,901)
Net cash used in investing activities	(204,060)	(77,885)	(216,215)	(281,945)	(352,415)
Cash flows from financing activities:
Proceeds from employee equity awards	4,892	4,062	12,000	8,954	19,238
Proceeds from convertible debt	373,750	-	-	373,750	-
Proceeds from mortgage and loans payable	-	744	35,643	744	77,525
Repayment of capital lease and other financing obligations	(1,369)	(969)	(952)	(2,338)	(1,918)
Repayment of mortgage and loans payable	(16,312)	(7,210)	(4,330)	(23,522)	(7,422)
Capped call costs	(49,664)	-	-	(49,664)	-
Convertible debt issuance costs	(9,956)	-	-	(9,956)	-
Other financing activities	-	(252)	(437)	(252)	(901)
Net cash provided by (used in) financing activities	301,341	(3,625)	41,924	297,716	86,522
Effect of foreign currency exchange rates on cash and cash equivalents	7,148	(3,352)	(374)	3,796	(1,555)
Net increase (decrease) in cash and cash equivalents	183,168	1,842	(109,707)	185,010	(139,506)
Cash and cash equivalents at beginning of period	222,049	220,207	260,834	220,207	290,633
Cash and cash equivalents at end of period	$405,217	$222,049	$151,127	$405,217	$151,127

Free cash flow (1)	$10,836	$(14,801)	$(43,408)	$(3,965)	$(224,473)

Adjusted free cash flow (2)	$10,836	$(14,801)	$(43,408)	$(3,965)	$(201,232)

(1)	We define free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$78,739	$86,704	$64,958	$165,443	$127,942
Net cash used in investing activities as presented above	(204,060)	(77,885)	(216,215)	(281,945)	(352,415)
Purchases, sales and maturities of investments, net	136,157	(23,620)	107,849	112,537	78,931
Free cash flow (negative free cash flow)	$10,836	$(14,801)	$(43,408)	$(3,965)	$(224,473)

(2)	We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases or sales of real estate and acquisitions and proceeds from asset sales as presented below:

Free cash flow (as defined above)	$10,836	$(14,801)	$(43,408)	$(3,965)	$(224,473)
Less purchase of Virtu, less cash acquired	-	-	-	-	23,241
Adjusted free cash flow (negative adjusted free cash flow)	$10,836	$(14,801)	$(43,408)	$(3,965)	$(201,232)

CONTACT:
K/F Communications, Inc.
David Fonkalsrud, 415-255-6506 (Media)
dave@kfcomm.com
or
Equinix, Inc.
Jason Starr, 650-513-7402 (Investor Relations)
jstarr@equinix.com